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ACM
Anton Collins Mitchell, LLP.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
American Growth Fund, Inc.

In planning and performing our audit of the financial statements of American Growth Fund, Inc. (the Fund) for the year ended July 31, 2004, on which we have issued our report dated September 17, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Funds internal control would not necessarily disclose all matters in internal control that might be considered material weaknesses under the standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving the Funds internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses, as defined above, as of July 31, 2004.

This report is intended solely for the information and use of management, the Board of Directors and Shareholders of American Growth Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Anton Collins Mitchell LLP
Denver, Colorado
September 17, 2004

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